                                                                    Exhibit 99.1

GENRAD CHOICE INVESTMENT PLAN


Financial Statements as of and for the
years ended December 31, 2001 and 2000

Additional Information Required for Form 5500
for the year ended December 31, 2001

GENRAD CHOICE INVESTMENT PLAN

Table of Contents
--------------------------------------------------------------------------------

                                                                     Page Number
                                                                     -----------

REPORT OF INDEPENDENT ACCOUNTANTS                                         1

BASIC FINANCIAL STATEMENTS

      Statements of Net Assets Available for Benefits                     2

      Statements of Changes in Net Assets Available for Benefits          3

      Notes to Financial Statements                                     4 - 7

ADDITIONAL INFORMATION *

      Schedule I -     Schedule of Assets (Held at End of Year)           8

* Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of the GenRad Choice Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the GenRad Choice Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Notes 1 and 7 to the financial statements, the Board of Directors of Teradyne, Inc. voted on November 15, 2001 to merge the Plan into the Teradyne, Inc. Savings Plan.



PricewaterhouseCoopers LLP

June 26, 2002
Boston, Massachusetts
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GENRAD CHOICE INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                              As of December 31,
                                                            2001            2000
                                                         ---------------------------
ASSETS
Investments, at fair value
Registered investment companies:
      Vanguard International Growth Fund                 $ 1,601,563     $ 2,107,508
      Vanguard LifeStrategy Conservative Growth Fund         351,867         454,415
      Vanguard LifeStrategy Growth Fund                    3,428,130       4,119,349*
      Vanguard LifeStrategy Income Fund                      102,697         123,471
      Vanguard LifeStrategy Moderate Growth Fund           1,986,215       1,952,242
      Vanguard Prime Money Market Fund                     9,371,215      10,298,237*
      Vanguard PRIMECAP Fund                              10,989,927      13,480,531*
      Vanguard Total Bond Market Index Fund                3,419,964       2,681,620
      Vanguard Wellington Fund                            11,776,537      12,340,557*
      Vanguard Windsor II Fund                            14,359,585      15,349,756*
                                                         -----------     -----------
                                                          57,387,700      62,907,686

Teradyne Common Stock Fund                                 1,170,072              --
GenRad Common Stock Fund                                          --       2,492,122
Participant Loans                                            674,874       1,077,955
                                                         -----------     -----------

          Total Assets                                    59,232,646      66,477,763
                                                         -----------     -----------

LIABILITIES
      Transfer payables (Note 7)                          59,232,646              --
                                                         -----------     -----------

              Total Liabilities                           59,232,646              --
                                                         -----------     -----------

                                                         -----------     -----------
NET ASSETS AVAILABLE FOR BENEFITS                        $        --     $66,477,763
                                                         ===========     ===========


* Represents 5% or more of net assets available for benefits.


The accompanying notes are an integral part of the financial statements.

GENRAD CHOICE INVESTMENT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
--------------------------------------------------------------------------------

                                                            Year Ended December 31,
                                                          2001               2000
                                                       ------------------------------

ADDITIONS
Investment income:
     Interest and dividend income, investments         $  2,274,491      $  4,050,793
     Interest income, participant loans                      75,648            75,292
     Net depreciation in fair value of investments       (5,746,011)       (1,560,058)
                                                       ------------      ------------
                                                         (3,395,872)        2,566,027
                                                       ------------      ------------
Contributions:
     Employer                                             1,068,493         1,921,353
     Participant                                          4,469,385         5,293,589
                                                       ------------      ------------
                                                          5,537,878         7,214,942
                                                       ------------      ------------

Asset transfers in                                            1,441         3,394,948
                                                       ------------      ------------
        TOTAL ADDITIONS                                   2,143,447        13,175,917
                                                       ------------      ------------

DEDUCTIONS
Payment of benefits                                       9,362,753         5,816,076
Asset tranfers out (Note 7)                              59,232,646                --
Administrative expenses                                      25,811            23,772
                                                       ------------      ------------
        Total deductions                                 68,621,210         5,839,848
                                                       ------------      ------------

NET (DECREASE) INCREASE                                 (66,477,763)        7,336,069

Net assets available for plan benefits:
     Beginning of period                                 66,477,763        59,141,694
                                                       ------------      ------------
     End of period                                     $         --      $ 66,477,763
                                                       ============      ============


The accompanying notes are an integral part of the financial statements.

GENRAD CHOICE INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 - DESCRIPTION OF PLAN

As more fully described in Note 7, the GenRad Choice Investment Plan (the "Plan") ceased to exist as of December 31, 2001 and effective January 1, 2002 was merged into the Teradyne, Inc. Savings Plan (the "Teradyne Plan"). The following description of the Plan provides only general information that is applicable through December 31, 2001. Participants should refer to the Plan Agreement for a more complete description of the Plan's provisions.

GENERAL

The Plan is a defined contribution plan covering all full-time employees of GenRad, Inc. (the "Company") who have at least one month of service with the Company or any of its subsidiaries. The Plan was established on December 31, 1943 and has been amended from time to time. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by an administrative committee appointed by the Company.

As a result of acquisitions by the Company, the SRT Savings, Profit-Sharing and Retirement Plan and the Nicolet Instrument Corporation Retirement Savings Plan were merged with and into the Plan effective March 24, 2000.

On April 23, 2001, the Company sold its North American Test Technology Associates division.

On October 26, 2001, Teradyne, Inc. acquired the Company.

CONTRIBUTIONS

Participants may contribute up to 15% of their annual compensation to the extent that the contributions comply with Internal Revenue Code ("IRC") limitations. These contributions are not subject to federal income taxes until withdrawn, in accordance with Section 401(k) of the IRC. The Company matches 50% of employee contributions, up to a maximum of 10% of compensation paid. The Plan also includes a profit-sharing component, whereby the Company may make a contribution from its consolidated current or accumulated earnings in an amount determined by the Board of Directors on or before the last day of the Company's fiscal year. No profit-sharing contributions were made during 2001 or 2000.

PARTICIPANT ACCOUNTS

A separate account is maintained for each investment option of a participant by type of contribution. Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contributions and, (b) Plan earnings, and charged with an allocation of administrative expenses. Plan earnings are allocated and credited to the account daily based on the adjusted balance of each participant's account. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. Administrative expenses are charged to each participant's account on a quarterly basis totaling $20 annually.

VESTING

Participants who were employees of the Company on or prior to December 31, 1995 are fully vested in all Company and employee voluntary contributions plus actual earnings thereon upon entering the Plan. Participants who became employees subsequent to December 31, 1995 are fully vested in all employee contributions and earnings thereon upon entering the Plan. Company contributions and related earnings for these participants, however, vest at a rate of 25% per year of service.

GENRAD CHOICE INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PARTICIPANT LOANS

Participants may borrow from their fund accounts a minimum of $500 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Loan terms can be no longer than five years or up to fifteen years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate commensurate with the prime rate plus 1% at the date the loan is issued. Interest rates for participant loans outstanding at December 31, 2001 ranged from 6.00% to 9.75% percent. Principal and interest is paid ratably through monthly payroll deductions.

PAYMENT OF BENEFITS

In case of a normal retirement, retirement due to permanent disability or termination of employment, participants may elect to receive the value of their vested account balance in a lump sum, in accordance with the provisions of the Plan. In the event that a participant dies before retirement, the beneficiary will receive the value of the participant's vested account balance in a lump-sum distribution, less the value of outstanding loans made to the participant. Participants qualifying for a hardship withdrawal may receive all or a portion of their contributions, plus investment return earned thereon, but not more than the amount necessary to meet the financial hardship.

FORFEITED ACCOUNTS

Forfeitures of non-vested employer contributions by terminated participants may be used to reduce employer matching contributions. Forfeitures of $825,231 and $0 were used to offset Company contributions during the years ended December 31, 2001 and 2000, respectively. Forfeited non-vested accounts totaled $20,437 and $301,753 at December 31, 2001 and 2000, respectively.

PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan's financial statements:

BASIS OF ACCOUNTING

The financial statements of the Plan are prepared under the accrual method of accounting.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

INVESTMENT VALUATION AND INCOME RECOGNITION

The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of common stock at year-end

GENRAD CHOICE INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

PAYMENT OF BENEFITS

Benefits are recorded when paid.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company ("VFTC"). VFTC acts as trustee for Plan investments. Transactions in such investments qualify as party-in-interest transactions and are exempt from the prohibited transaction rules.

On October 26, 2001, pursuant to an acquisition of the Company by Teradyne, Inc., shares of GenRad common stock held in participant accounts in the GenRad Company Stock Fund were exchanged for Teradyne, Inc. common stock. For each share of GenRad common stock exchanged, participants received 0.1733 of a share of Teradyne, Inc. common stock.

NOTE 4 - PLAN EXPENSES

The Company pays a portion of the expenses for services necessary for the administration of the Plan.

NOTE 5 - INVESTMENTS

During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

                                             2001               2000
                                          -----------        -----------

Registered investment companies           $(4,546,029)       $  (284,793)
Common Stock                               (1,199,982)        (1,275,265)
                                          -----------        -----------

                                          $(5,746,011)       $(1,560,058)
                                          ===========        ===========

GENRAD CHOICE INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6 - TAX STATUS

The Internal Revenue Service determined and informed the Company by letter dated July 3, 1995, that the Plan was qualified under Internal Revenue Code ("IRC")
Section 401(a). The Plan has been amended since receiving the determination letter. However, the Company believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

NOTE 7 - PLAN MERGER

The Board of Directors of Teradyne, Inc. voted on November 15, 2001 to merge the participants and their account balances into the Teradyne Plan. The Plan ceased to exist on December 31, 2001 and effective January 1, 2002, the plan provisions of the Teradyne Plan govern. The transfer payables amount represents a complete transfer of assets to the Teradyne Plan.

ADDITIONAL INFORMATION
REQUIRED FOR FORM 5500

GENRAD CHOICE INVESTMENT PLAN                                         Schedule I

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
--------------------------------------------------------------------------------

GenRad Choice Investment Plan, EIN 04-1360950

Attachment to Form 5500, Schedule H, Part IV, Line i:

     Identity of Issue                                                               Investment Type               Current Value
--------------------------------------------------------------------------------------------------------------------------------

*    Vanguard International Growth Fund                                       Registered Investment Company         $  1,601,563
*    Vanguard Life Strategy Conservative Growth Fund                          Registered Investment Company              351,867
*    Vanguard Life Strategy Growth Fund                                       Registered Investment Company            3,428,130
*    Vanguard LifeStrategy Income Fund                                        Registered Investment Company              102,697
*    Vanguard LifeStrategy Moderate Growth Fund                               Registered Investment Company            1,986,215
*    Vanguard Prime Money Market Fund                                         Registered Investment Company            9,371,215
*    Vanguard PRIMECAP Fund                                                   Registered Investment Company           10,989,927
*    Vanguard Total Bond Market Index Fund                                    Registered Investment Company            3,419,964
*    Vanguard Wellington Fund                                                 Registered Investment Company           11,776,537
*    Vanguard Windsor II Fund                                                 Registered Investment Company           14,359,585
*    Teradyne, Inc.                                                           Common Stock                             1,170,072
     GenRad Choice Investment Plan                                            Participant Loans (6.00% - 9.75%)          674,874
                                                                                                                    -------------

TOTAL ASSETS                                                                                                        $ 59,232,646
                                                                                                                    =============


* Party in Interest